                                                       Exhibit 99-B.8.71

                       FIRST AMENDMENT TO SERVICES AGREEMENT

        This Amendment is dated as of the 15th day of August, 2007 between Pacific Investment
Management Company LLC (“PIMCO”), ING Life Insurance and Annuity Company, ReliaStar Life
Insurance Company (together as “ING”) and PA Distributors LLC (collectively, the “Parties”).

        WHEREAS, the Parties entered into a Services Agreement effective May 1, 2004 (the “Agreement”)
and desire to further amend said Agreement in the manner hereinafter set forth;

        NOW THEREFORE, the Parties hereby amend the Agreement in the following form:

1.	ING USA Annuity and Life Insurance Company (“ING USA”) and its Separate Accounts is added as a Party to the Agreement;

2.	ReliaStar Life Insurance Company of New York (“RLIC of NY”) and its Separate Accounts is added as a Party to the Agreement;

        Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

Pacific Investment Management Company LLC	ING Life Insurance and Annuity Company
By: ________________________________	By:	__________________________
Name:	Name:	Michael C. Eldredge
Title:	Title:	Vice President
ReliaStar Life Insurance Company	PA Distributors LLC
By: ________________________________	By:	__________________________
Name:	Name:
Title:	Title:
ING USA Annuity and Life Insurance Company	ReliaStar Life Insurance Company of New York
By: ________________________________	By:	__________________________
Name:	Name:
Title:	Title:

                                                                                          1 of 1